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                 EXHIBIT 21.1 - - SUBSIDIARIES OF THE REGISTRANT


Name of Subsidiary           State of Incorporation       Relationship to Registrant
------------------           ----------------------       --------------------------
CorVel Healthcare            California                   wholly-owned subsidiary
Organization

CorVel  Health Care          California                   wholly-owned subsidiary
Corporation